Exhibit 99.1

Investor Contact: Elizabeth Boland
(617) 673-8000
Media Contact: Ilene Hoffer
(617) 673-8044

Bright Horizons Family Solutions to Acquire ChildrenFirst
Unites leading providers of back-up child care

WATERTOWN, MA – (June 28, 2005) – Bright Horizons Family Solutions (NASDAQ: BFAM), the world’s leading provider of employer-sponsored child care and early education, today announced it has reached an agreement to acquire ChildrenFirst Inc., an operator of 33 employer-sponsored back-up child care centers serving more than 270 clients in the United States and Canada.

“ChildrenFirst is one of the preeminent quality providers and specialists in back-up child care. We share a common philosophy and approach to early care and education as well as a commitment to serving the unique needs of each client, each family, and each child,” said Bright Horizons Chief Executive Officer David Lissy. “Welcoming the ChildrenFirst network into our family of centers will result in a broader array of service offerings for our clients, and our combined operational strengths will provide a solid foundation for future growth and expansion.”

“The combined service offerings of ChildrenFirst and Bright Horizons will provide clients with the broadest platform of back-up child care solutions available on a global scale,” said ChildrenFirst CEO John Marvin. “I would like to thank Lazard Alternative Investments and Carousel Capital Partners for helping us build a strong organization over the past six years, and feel confident that joining together with Bright Horizons provides the perfect next step to continue the tradition of achieving excellence in all we do.”

“We are thrilled to welcome the more than 270 clients in the ChildrenFirst portfolio,” added Lissy. “The network of 33 centers serves clients in a diverse range of industries and includes such notable organizations as Lehman Brothers, Viacom, Chevron Corporation, New York Life, Ropes & Gray LLP, Avon, General Mills, McKinsey & Company, and Target Corporation. We are equally excited about expanding our existing client relationships with our shared clients including Citigroup, Warner Bros., NBC Universal, and Memorial Sloan Kettering.”

The merger transaction includes all-cash consideration of approximately $61 million, subject to a net working capital adjustment, including projected cash on hand of $11 million, resulting in total enterprise value at closing of approximately $50 million. ChildrenFirst currently generates annualized revenue of approximately $31 million. The transaction is expected to be completed in the third quarter of 2005.

The combined network of back-up centers will serve more than 350 clients in more than 70 locations in the U.S., UK, and Canada, and will bring the total number of centers and schools operated by Bright Horizons to more than 600.

Bright Horizons management will discuss the acquisition in more detail on its Q2 2005 earnings call scheduled for July 26, 2005 at 4:30 PM EDT.

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Bright Horizons Family Solutions
Bright Horizons Family Solutions (www.brighthorizons.com) is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing 577 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 400 clients, including more than 80 FORTUNE 500 companies and more than half of the “100 Best Companies for Working Mothers,” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”

ChildrenFirst
Through its international network of dedicated backup child care centers, ChildrenFirst serves the employees of more than 270 progressive companies and more than 45,000 registered children and their families. These families have visited ChildrenFirst dedicated backup child care centers more than 600,000 times since the company was founded in 1992. ChildrenFirst centers are exclusively employer-sponsored. Learn more about ChildrenFirst at www.childrenfirst.com.

This press release contains forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) complete the acquisition of ChildrenFirst under the negotiated terms, 2) execute contracts relating to new commitments and renew contracts with acquired or existing clients, 3) enroll families in new as well as existing centers, and 4) open new centers, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.